Exhibit 99.01

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCMKTS: NGLD

NEWS RELEASE

NEVADA CANYON ANNOUNCES INITIAL EXPLORATION PROGRAM

ON THE BELSHAZZAR PROJECT

Reno, Nevada. August 23, 2023 Nevada Canyon Gold Corp. (OTC Markets: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce that planning is complete on the Company’s Phase I exploration program on the Belshazzar Property, located within the Quartzburg mining district, in Boise County, Idaho, approx. 25 miles north-northeast of Boise ID.

Phase I of the Belshazzar Property exploration program will consist of reconnaissance prospecting, geological mapping, surface trenching, sampling of old workings, mine dumps and the mapping relocation of historical workings on the property. This initial Phase I exploration program is expected to begin this fall (2023) and will provide accurate modern data to assist in the planning of the Phase II exploration program.

The Belshazzar Property consists of 10 unpatented mineral claims and 7 placer mineral claims in a combined area of approx. 200 acres. situated along the upper reaches of Fall Creek within the Quartzburg mining district The Property is accessed via 16 miles of mostly gravel road from Idaho City, with year-round access. The Quartzburg district is in the western part of a larger mining region known as the Boise Basin, which produced over 2.8 million troy ounces of gold from placer and lode mines (Anderson, 1947).

The Belshazzar Property hosts the past producing Belshazzar mine. Approximately 3000 feet of underground workings consisting of several adits at different levels, sub-levels with connecting vertical shafts and milling facilities. By 1914, the Belshazzar mine had its own boarding house, bunk house, barn, assay office, blacksmith shops, sawmill and IO-stamp mill. Construction of a new mill was completed in 1924. A 1,700-foot-long aerial tramway connected ore bins at the No. 2 portal with the mill on Fall Creek (Quinn, 1914) remains of a tram terminal can still be seen at the No. 2 portal and at the site of the original mill (Dan Turmes, Idaho Dept. of Environmental Quality, 2008) The last known production from the Belshazzar mine was reported in 1941 (Mitchell, 2008). Exact production figures for the mine are not available.

As early as 1914, “high grade specimen rock” was reported from the Belshazzar mine (Quinn 1914), this material was found in the drift on the No. 3 level. A reported (Campbell,1927) “nugget” which yielded $245 in gold, equivalent at the time to almost 12 ounces. During 1928, it was noted that “some remark ably rich segregations of native gold” had been found in a section of the vein between the 401 and No. 3 levels. Several hand-sorted lots of this material contained between 48 and 435 ounces of gold, and one single specimen of pure metal reportedly weighed 105 ounces (Mitchell, 2008). Some of the ore was so rich that it was shipped directly to the assay office in Boise without treatment. Most of the specimen gold found at the Belshazzar was probably melted down, as few specimens are known to have survived from the active mining period ending in 1931.

In recent years, a “ waste” rock dump located near the portal of the mine’s 401-foot level has, with the aid of modern metal detectors, produced hundreds of wire gold specimens, ranging from microscopic in size to over 20 troy ounces. Total recent gold specimen production to-date is unknown but is probably well in excess of 800 ounces of gold

Held by private interests for most of its history, the Belshazzar Project remains very underexplored with virtually no modern-day exploration programs. The Project has exceptional potential for new discoveries on several exploration targets with multiple zones.

Market Awareness Program

Pursuant to Nevada Canyon’s ongoing strategy of raising its profile in the United States (“U.S.”) and to generate a greater following among U.S. media, retail and institutional investors, the Company entered into an agreement (the “Agreement”) with i2i Marketing Group, LLC., (“i2i”) of Odessa, Florida. Wherein i2i can provide marketing services including content creation, media distribution and market awareness campaigns.

The Agreement contemplates a three-month timeframe, with i2i providing services through November 15, 2023, with a total budget of US$300,000. Prior to the commencement of services, (“i2i”) will receive a creation budget of US$25,000 (paid) used to develop materials for the campaign. with the balance of US$275,000 directed towards the digital media and investor awareness campaign budgets. The Company will pay i2i an initial media deposit of US$150,000 (paid), with the residual budget being paid in subsequent monthly installments. Thereafter the initial three-month timeframe, the agreement may continue on a month-to-month basis, as agreed to by the parties. The agreement can be terminated by either party, by serving appropriate notice.

i2i has advised that it does not have any equity interest in the securities of the Company, or any right to acquire such an interest. i2i is at arm’s length to the Company. i2i will provide the Company with an opportunity to review all content describing the Company generated on behalf of i2i prior to its publication and i2i will not publish or distribute any content without the prior approval of the Company.

ON BEHALF OF THE BOARD

“Alan Day”

Alan Day

President & Director

FOR FURTHER INFORMATION PLEASE CONTACT: Nevada Canyon Gold Corp.

(TEL)- (888) 909-5548, (FAX)-(888) 909-1033

Email: info@nevadacanyongold.com

Website: www. nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Nevada Canyon Gold Corp. is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Nevada Canyon Gold Corp. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Nevada Canyon Gold Corp. is not registered with FINRA or SIPC. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2022, Quarterly and Current Reports.